Exhibit (d)(6)
AMENDMENT TO AGREEMENT AND PLAN OF MERGER
     AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of April 29, 2008 (this “Amendment”), among SXC Health Solutions Corp., a corporation organized under the laws of the Yukon Territory, Canada (“Parent”), SXC Health Solutions, Inc., a Texas corporation and wholly-owned subsidiary of Parent (“US Corp.”), Comet Merger Corporation, a Delaware corporation that is wholly-owned by US Corp. and is an indirect, wholly-owned subsidiary of Parent (“Merger Sub”), and National Medical Health Card Systems, Inc., a Delaware corporation (the “Company”).
W I T N E S S E T H:
     WHEREAS, the parties hereto are parties to the Agreement and Plan of Merger, dated as of February 25, 2008 (the “Merger Agreement”);
     WHEREAS, the parties to the Merger Agreement desire to amend certain provisions thereof; and
     WHEREAS, the Boards of Directors of Parent, US Corp., Merger Sub and the Company have determined that this Amendment is advisable and in the best interest of each corporation and its respective stockholders and shareholders.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained taken as a whole, the parties hereto agree as follows (all capitalized terms not defined herein shall have the meanings specified in the Merger Agreement):
     Section 1. Amendments to the Merger Agreement.
     (a) Section 2.1(c) of the Merger Agreement is hereby amended and restated as follows:
“(c) At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended so as to read in its entirety as set forth on Exhibit A hereto. As so amended, the certificate of incorporation of the Company shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and as provided by the DGCL or other applicable Law.”
     (b) Section 3.1(b) of the Merger Agreement is hereby amended and restated as follows:
“(b) Merger Sub Common Stock. The shares of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall in the aggregate be converted into and become 1,000 fully paid and nonassessable shares of Series B 9.8% Preferred Stock of the Surviving Corporation. In exchange for, and in consideration of, US Corp. delivering or causing Parent to deliver shares of Parent Common Stock on behalf of Merger Sub for the Merger and the payment by US Corp. to the Surviving Corporation of $10.00 (or such other amount as is agreed by the Surviving Corporation and US Corp.), the Surviving Corporation will issue to US Corp. at the Effective Time 1,000 (or such other number as is agreed to by the Surviving Corporation and US Corp.) fully paid and nonassessable shares of common stock of the Surviving Corporation.”
     (c) The first sentence of Section 3.4(b) of the Merger Agreement is hereby amended and restated as follows:
“(b) Exchange Fund. At or prior to the Effective Time, Merger Sub shall, or Parent and US Corp. shall, on behalf of Merger Sub, or shall cause Merger Sub to, deposit with the Exchange Agent, pursuant to an agreement providing for the matters set forth in this Section 3.4 and such other matters as may be appropriate and the terms of which shall be reasonably acceptable to Parent and the Company, an amount in cash and certificates representing shares of Parent Common Stock sufficient to effect the conversion of each share of the Company Stock (other than Excluded Shares) into the Merger Consideration.”
     (d) The Merger Agreement is hereby amended to include as Exhibit A thereto the Exhibit A to this Amendment.
     Section 2. Representation and Warranties of the Company. The Company represents and warrants to Parent, US Corp. and Merger Sub as of the date hereof as follows:
     (a) Authority. On or prior to the date hereof, the Company Board of Directors has unanimously (i) approved and adopted this Amendment and the transactions contemplated by this Amendment in accordance with the DGCL and (ii) approved this Amendment and the other transactions contemplated hereby for purposes of the DGCL such that no stockholder approval (other than, if Parent and Merger Sub do not own ninety percent (90%) of the outstanding shares of Company Common Stock immediately prior to the Merger, the Company Stockholder Approval) shall be required to consummate the Merger or the other transactions contemplated by this Amendment, which resolutions have not (unless the Company Board of Directors or a committee thereof has made a Change in Recommendation in accordance with Section 6.2(c) or 6.2(d)) been subsequently rescinded, modified or withdrawn in any way. The Company has all necessary corporate power and authority to enter into, execute and deliver this Amendment and each instrument required hereby to be executed and delivered by it at the Closing and to perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby, subject in the case of performing the Merger if Parent and Merger Sub do not own ninety percent (90%) of the outstanding shares of Company Common Stock immediately prior to the Merger, to obtaining the Company Stockholder Approval. The execution, delivery and performance of this Amendment and each instrument required hereby to be executed and delivered at the Closing by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Amendment or to consummate the transactions contemplated hereby (other than with respect to the Merger, the Company Stockholder Approval (if Parent and Merger Sub do not own ninety percent (90%) of the outstanding shares of Company Common Stock immediately prior to the Merger) and the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL) or thereby. This Amendment has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the other parties thereto, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). To consummate the Merger, the Company Requisite Vote is required if Parent and Merger Sub do not own ninety percent (90%) of the outstanding shares of Company Common Stock immediately prior to the Merger. No other vote of the holders of any securities of the Company or any of the Company Subsidiaries is required by Law, the terms of such securities, the by-laws of the Company, or the certificate of incorporation of the Company for the Company to consummate the transactions contemplated hereby.
     Section 3. Representation and Warranties of Parent, US Corp. and Merger Sub. Parent, US Corp. and Merger Sub represent and warrant to the Company as of the date hereof as follows:
     (a) Authority. Parent, US Corp. and Merger Sub have the necessary corporate power and authority to enter into, execute and deliver this Amendment and each instrument required hereby to be executed and delivered by Parent, US Corp. and/or Merger Sub at the Closing and to perform their obligations hereunder and thereunder and consummate the transactions contemplated hereby. The execution, delivery and performance of this Amendment and each instrument required hereby to be executed and delivered by Parent, US Corp. and/or Merger Sub at the Closing by Parent, US Corp. and Merger Sub and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the respective boards of directors of Parent, US Corp. and Merger Sub, and immediately following the execution and delivery of this Amendment will be duly authorized by all necessary corporate action on the part of US Corp. as the sole stockholder of Merger Sub. This Amendment has been duly and validly executed and delivered by Parent, US Corp. and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of Parent, US Corp. and Merger Sub, enforceable against them in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). No vote of holders of capital stock of Parent is necessary to approve this Amendment and the transactions contemplated hereby.
     Section 4. General Provisions.
     (a) Effectiveness. The amendments set forth herein shall be effective immediately on the date hereof and without the approval of the stockholders or shareholders, as applicable, of the parties hereto provided that the Merger is effected as a Second Step Merger, and not as a One Step Merger.
     (b) Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart.
     (c) Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).
     (d) Interpretation. For the avoidance of doubt, from and after the date of this Amendment, references in the Merger Agreement to the “Agreement” or any provision thereof shall be deemed to refer to the Merger Agreement or such provision as amended hereby unless the context otherwise requires and references in the Merger Agreement to the “date hereof” or the “date of this Agreement” shall be deemed to refer to February 25, 2008. References in this Amendment to “the date hereof” refer to April 29, 2008.
     (e) Except as specifically amended by this Amendment, all other provisions of the Merger Agreement shall be in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SXC HEALTH SOLUTIONS CORP.
By:	/s/ Jeff Park
Name: Jeff Park
Title: CFO, SVP, Finance and Secretary

SXC HEALTH SOLUTIONS, INC.
By:	/s/ Jeff Park
Name: Jeff Park
Title: CFO, SVP, Finance and Secretary

COMET MERGER CORPORATION
By:	/s/ Jeff Park
Name: Jeff Park
Title: Secretary

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.
By:	/s/ Thomas W. Erickson
Name: Thomas W. Erickson
Title: President and CEO